                                                                     EXHIBIT 4.2

                  THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT, FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ISSUE PRICE OF THIS NOTE WAS $343.61 PER $1,000 OF PRINCIPAL AMOUNT AT MATURITY; THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, INCLUDING CASH INTEREST PAYABLE THROUGH JULY 30, 2008 TAXABLE AS ORIGINAL ISSUE DISCOUNT UNDER TREASURY REGULATION SECTION 1.1273-1, IS $780.95 PER $1,000 OF PRINCIPAL AMOUNT AT MATURITY; THE ISSUE DATE IS JULY 30, 2003; AND THE YIELD TO MATURITY FOR THE PURPOSES OF ACCRUING TAX ORIGINAL ISSUE DISCOUNT IS 7.25% PER ANNUM, CALCULATED ON A SEMIANNUAL BOND EQUIVALENT BASIS.

                  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                  TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

                  THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXCHANGE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY, THE SHARES OF COMMON STOCK ISSUABLE UPON EXCHANGE OF THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

                  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE"), WHICH IS TWO YEARS AFTER THE LATER OF THE LAST DAY SECURITIES OF THIS ISSUE WERE ISSUED AND THE LAST DATE ON WHICH AMERICA WEST AIRLINES, INC. (THE "COMPANY" OR THE "ISSUER") OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO

RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH
(a)(1), (2),(3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL "ACCREDITED INVESTOR," FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF ANY HOLDER THAT IS NOT AN AFFILIATE OF THE COMPANY AFTER THE RESALE RESTRICTION TERMINATION DATE.

                  THE FOREGOING LEGEND MAY BE REMOVED FROM THIS SECURITY ON SATISFACTION OF THE CONDITIONS SPECIFIED IN THE INDENTURE.

                           AMERICA WEST AIRLINES, INC.
                        Senior Exchangeable Note due 2023

No. A-1                                   CUSIP: 023650AL8
Issue Date: July 30, 2003                 Original Issue Discount: $780.95
Issue Price: $343.61                      (for each $1,000 Principal
(for each $1,000 Principal                Amount at Maturity)
Amount at Maturity)

                  AMERICA WEST AIRLINES, INC., a Delaware corporation, promises to pay to Cede & Co. or registered assigns the Principal Amount at Maturity of _______________________________ ($__________________) on July 30, 2023.

                  This Security shall not bear interest except as specified on the other side of this Security. Original Issue Discount will accrue as specified on the other side of this Security. This Security is exchangeable as specified on the other side of this Security.

                  Additional provisions of this Security are set forth on the other side of this Security.

Dated: July 30, 2003                       AMERICA WEST AIRLINES, INC.

                                           By:__________________________________
                                              Name:
                                              Title:

TRUSTEE'S CERTIFICATE OF
AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION,
as Trustee, certifies that this
is one of the Securities referred
to in the within-mentioned Indenture.

By:________________________
      Authorized Officer

Dated: ____________________

                          FORM OF REVERSE SIDE OF NOTE
                        Senior Exchangeable Note due 2023

                           (1)     Interest.

                  The Company promises to pay interest in cash on the Principal Amount at Maturity of this Note at the rate per annum of 2.4912% from the Issue Date, or from the most recent date to which interest has been paid or provided for, until July 30, 2008. During such period, the Company will pay cash interest semiannually in arrears on January 30 and July 30 of each year (each an "INTEREST PAYMENT DATE") to Holders of record at the close of business on each January 15 and July 15 (whether or not a business day) (each a "REGULAR RECORD DATE") immediately preceding such Interest Payment Date. Cash interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided or, if no interest has been paid, from the Issue Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months.

                  After July 30, 2008, this Security shall not bear interest, except as specified in this paragraph or in paragraphs 5 and 11 hereof. If the Principal Amount at Maturity hereof or any portion of such Principal Amount at Maturity is not paid when due (whether upon acceleration pursuant to Section
6.02 of the Indenture, upon the date set for payment of the Redemption Price pursuant to paragraph 5 hereof, upon the date set for payment of the Purchase Price or Change of Control Purchase Price pursuant to paragraph 6 hereof or upon the Stated Maturity of this Security) or if interest (including contingent interest, if any) due hereon or any portion of such interest is not paid when due in accordance with paragraph 5 or 11 hereof, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate of 7.25% per annum, compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand. The accrual of such interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of Original Issue Discount.

                  Original Issue Discount (the difference between the Issue Price and the Principal Amount at Maturity of the Security), in the period during which a Security remains outstanding, shall accrue at 7.25% per annum, on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months, from the Issue Date of this Security.

                           (2)     Method of Payment.

                  Subject to the terms and conditions of the Indenture, the Company will make payments in respect of Redemption Prices, Purchase Prices, Change of Control Purchase Prices and at Stated Maturity to Holders who surrender Securities to a Paying Agent to collect such payments in respect of the Securities. The Company will pay any cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.

                           (3)     Paying Agent, Exchange Agent, Registrar and
Bid Solicitation Agent.

                  Initially, U.S. Bank National Association, a national banking association (the "TRUSTEE"), will act as Paying Agent, Exchange Agent, Registrar and Bid Solicitation Agent.

The Company may appoint and change any Paying Agent, Exchange Agent, Registrar or co-registrar or Bid Solicitation Agent without notice, other than notice to the Trustee except that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Exchange Agent, Registrar or co-registrar. None of the Company, any of its Subsidiaries or any of their Affiliates shall act as Bid Solicitation Agent.

                           (4)     Indenture.

                  The Company issued the Securities pursuant to an Indenture dated as of July 30, 2003 (the "INDENTURE"), between the Company and the Trustee and America West Holdings Corporation ("HOLDINGS") has guaranteed the Securities pursuant to a Guaranty and Exchange Agreement dated as of July 30, 2003 (the "EXCHANGE AGREEMENT") by and between Holdings and U.S. Bank National Association, as Exchange Agent and Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the "TIA"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

                  The Securities and the Guarantees are general unsecured and unsubordinated obligations, of the Company and the Guarantors, respectively, limited to $261,925,000 aggregate Principal Amount at Maturity (subject to Section 2.07 of the Indenture). The Indenture does not limit other indebtedness of the Company, secured or unsecured.

                           (5)     Redemption at the Option of the Company.

                  No sinking fund is provided for the Securities. The Securities are redeemable as a whole, or from time to time in part, at any time at the option of the Company in accordance with the Indenture at the Redemption Prices set forth below, provided that the Securities are not redeemable prior to July 30, 2008.

                  The table below shows Redemption Prices of a Security per $1,000 Principal Amount at Maturity on the dates shown below and at Stated Maturity, which prices reflect accrued Original Issue Discount calculated to each such date. The Redemption Price of a Security redeemed between such dates shall include an additional amount reflecting the additional Original Issue Discount accrued since the preceding date in the table but not including the Redemption Date.

                                                    (2)                (3)
                                   (1)            ACCRUED          REDEMPTION
                                  NOTE         ORIGINAL ISSUE        PRICE
REDEMPTION DATE                ISSUE PRICE        DISCOUNT         (1) + (2)
---------------                -----------     --------------      ----------
                                    $                $                 $
July 30,
2008.......................      343.61              0.00             343.61
2009.......................      343.61             25.36             368.97
2010.......................      343.61             52.60             396.21
2011.......................      343.61             81.84             425.45
2012.......................      343.61            113.25             456.86
2013.......................      343.61            146.97             490.58
2014.......................      343.61            183.18             526.79
2015.......................      343.61            222.07             565.68
2016.......................      343.61            263.82             607.43
2017.......................      343.61            308.66             652.27
2018.......................      343.61            356.80             700.41
2019.......................      343.61            408.50             752.11
2020.......................      343.61            464.02             807.63
2021.......................      343.61            523.64             867.25
2022.......................      343.61            587.65             931.26
At stated maturity.........      343.61            656.39           1,000.00

                  If this Security has been converted to a semiannual coupon note following the occurrence of a Tax Event, the Redemption Price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion to but not including the Redemption Date; but in no event will this Security be redeemable before July 30, 2008.

                          (6)      Purchase by the Company at the Option of the
Holder.

                  Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the Securities held by such Holder on the following Purchase Dates and at the following Purchase Prices per $1,000 Principal Amount at Maturity, upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on the second Business Day immediately preceding such Purchase Date and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture.

Purchase Date         Purchase Price
-------------         --------------
July 30, 2008            $343.61

July 30, 2013            $490.58

July 30, 2018            $700.41

                  The Purchase Price (equal to the Issue Price plus accrued Original Issue Discount to the Purchase Date) may be paid, at the option of the Company, in cash or by the issuance and delivery of shares of Common Stock of Holdings, or in any combination thereof in accordance with the Indenture.

                  If prior to a Purchase Date this Security has been converted to a semiannual coupon note following the occurrence of a Tax Event, the Purchase Price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the Purchase Date as provided in the Indenture.

                  At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase the Securities held by such Holder no later than 30 Business Days after the occurrence of a Change of Control of the Company for a Change of Control Purchase Price equal to the Issue Price plus accrued Original Issue Discount to but not including the Change of Control Purchase Date. If prior to a Change of Control Purchase Date this Security has been converted to a semiannual coupon note following the occurrence of a Tax Event, the Change of Control Purchase Price shall be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the Change of Control Purchase Date.

                  In accordance with the terms of the Exchange Agreement, Holdings may, at its option, elect to delivery Common Stock (as defined in the Exchange Agreement) to satisfy all or a portion of the Change of Control Purchase Price.

                  A third party may make the offer and purchase of the Securities in lieu of the Company in accordance with the Indenture and the Exchange Agreement.

                  Holders have the right to withdraw any Purchase Notice or Change of Control Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

                  If cash (and/or securities if permitted under the Indenture and the Exchange Agreement) sufficient to pay the Purchase Price or Change of Control Purchase Price, as the case may be, of all Securities or portions thereof to be purchased as of the Purchase Date or the Change of Control Purchase Date, as the case may be, is deposited with the Paying Agent or Exchange Agent on the Business Day following the Purchase Date or the Change of Control Purchase Date, as the case may be, Original Issue Discount and contingent interest, if any, shall cease to accrue on such Securities (or portions thereof) on such Purchase Date or Change of Control Purchase Date, as the case may be, and the Holder thereof shall have no other rights as such (other than the right to receive the Purchase Price or Change of Control Purchase Price, as the case may be, if any, upon surrender of such Security).

                           (7)     Notice of Redemption.

                  Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder's registered address. If money sufficient to pay the Redemption Price of, and accrued and unpaid contingent interest, if any, with respect to, all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, on such Redemption Date, Original Issue Discount and interest (including contingent interest), if any, shall cease to accrue on such Securities or portions thereof. Securities in denominations larger than $1,000 of Principal Amount at Maturity may be redeemed in part but only in integral multiples of $1,000 of Principal Amount at Maturity.

                           (8)     Exchange.

                  Exchange Based on Common Stock Price. Subject to the provisions of this paragraph 8, the Indenture and the Exchange Agreement and notwithstanding the fact that any other condition to exchange has not been satisfied, Holders may exchange the Securities into Common Stock on an Exchange Date in any fiscal quarter commencing after September 30, 2003, if, as of the last day of the preceding fiscal quarter, the Sale Price of the Common Stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is greater than the exchange trigger price per share. A Security (or portion thereof) surrendered for exchange based upon the Sale Price of the Common Stock, as described in the Exchange Agreement may be surrendered for exchange until the close of business on July 23, 2023.

                  The "accreted exchange price per share" of Common Stock as of any day equals the quotient of:

- the Issue Price and accrued Original Issue Discount to that day, divided by

- the number of shares of Common Stock issuable upon exchange of $1,000 Principal Amount at Maturity of Securities on that day.

                  The "exchange trigger price" per share of Common Stock in respect of each of the first twenty fiscal quarters following issuance of the Securities is $11.80. This exchange trigger price reflects the accreted exchange price per share of Common Stock multiplied by 110%. Thereafter, the accreted exchange price per share of Common Stock increases each fiscal quarter by the accreted original issue discount for the quarter. The exchange trigger price per share for the fiscal quarter beginning July 1, 2023 is $34.13. The foregoing exchange trigger prices assume that no events have occurred that would require an adjustment to the exchange rate.

                  Exchange Based on Trading Price of the Securities. Subject to the provisions of this paragraph 8, the Indenture and the Exchange Agreement and notwithstanding the fact that any other condition to exchange has not been satisfied, on or before July 30, 2018, the Securities may be surrendered for exchange at any time after a 10 consecutive trading-day period in which the average of the trading prices for the Securities for that 10 trading-day period was less than 103% of the average exchange value for the Securities during that period.

                  The exchange value of a Security is equal to the product of the closing sale price for shares of our common stock on a given day multiplied by the then current exchange rate, which is the number of shares of Common Stock into which each Security is then exchangeable. The trading price of the Securities on any date of determination is the average of the secondary market bid quotations per Security obtained by the Company or the calculation agent for $2,500,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers the Company selects, provided that if at least two such bids cannot reasonably be obtained by the Company or the calculation agent, but one such bid is obtained, then this one bid shall be used.

                  Exchange upon Redemption. Subject to the provisions of this paragraph 8, the Indenture and the Exchange Agreement and notwithstanding the fact that any other condition to exchange has not been satisfied, a Holder may exchange into Common Stock a Security or portion of a Security which has been called for redemption pursuant to paragraph 5 hereof, but such Securities may be surrendered for exchange until the close of business on the second Business Day immediately preceding the Redemption Date.

                  Exchange upon Certain Distributions. Subject to the provisions of this paragraph 8, the Indenture and the Exchange Agreement and notwithstanding the fact that any other condition to exchange has not been satisfied, in the event that the Company declares a dividend or distribution described in Section 7.07 of the Exchange Agreement, or a dividend or a distribution described in Section 7.08 of the Exchange Agreement where, the fair market value, per share, of such dividend or distribution per share of Common Stock, as determined in the Indenture, exceeds 5% of the Sale Price of the Common Stock on the Business Day immediately preceding the date of declaration for such dividend or distribution, the Securities may be surrendered for exchange beginning on the date the Company gives notice to the Holders of such right, which shall not be less than 20 days prior to the Ex-Dividend Time for such dividend or distribution, and Securities may be surrendered for exchange at any time thereafter until the close of business on the Business Day prior to the Ex-Dividend Time or until the Company announces that such dividend or distribution will not take place.

                  Exchange upon the Occurrence of Certain Corporate Transactions. Subject to the provisions of this paragraph 8, the Indenture and the Exchange Agreement and notwithstanding the fact that any other condition to exchange has not been satisfied, in the event the Company is a party to a consolidation, merger or binding share exchange pursuant to which the Common Stock would be exchanged into cash, securities or other property as set forth in
Section 7.14 of the Exchange Agreement, the Securities may be surrendered for exchange at any time from and after the date which is 15 days prior to the date the Company announces the anticipated effective time until 15 days after the actual effective date of such transaction, and at the effective time of such transaction the right to exchange a Security into Common Stock will be deemed to have changed into a right to exchange it into the kind and amount of cash, securities or other property which the holder would have received if the holder had exchanged its Security immediately prior to the transaction.

                  A Security in respect of which a Holder has delivered a Purchase Notice or Change of Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be exchanged only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

                  The initial Exchange Rate is 32.038 shares of Common Stock per $1,000 Principal Amount at Maturity, subject to adjustment in certain events described in the Indenture. The Company will deliver cash or a check in lieu of any fractional share of Common Stock.

                  In the event the Company exercises its option pursuant to
Section 10.01 of the Indenture to have interest in lieu of Original Issue Discount accrue on the Security following a Tax Event, the Holder will be entitled on exchange to receive the same number of shares of Common Stock such Holder would have received if the Company had not exercised such option.

                  Accrued and unpaid interest in lieu of Original Issue Discount and cash interest will not be paid on Securities that are exchanged; provided, however that Securities surrendered for exchange during the period, in the case of interest in lieu of Original Issue

Discount, from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, shall be entitled to receive such interest, in lieu of Original Issue Discount, payable on such Securities on the corresponding Interest Payment Date and (except Securities with respect to which the Company has mailed a notice of redemption) Securities surrendered for exchange during such periods must be accompanied by payment of an amount equal to the interest in lieu of Original Issue Discount with respect thereto that the registered Holder is to receive.

                  To exchange a Security, a Holder must (1) complete and manually sign the exchange notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Exchange Agent, (2) surrender the Security to the Exchange Agent, (3) furnish appropriate endorsements and transfer documents if required by the Exchange Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

                  A Holder may exchange a portion of a Security if the Principal Amount at Maturity of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the Common Stock except as provided in the Exchange Agreement. On exchange of a Security, the greater of that portion of accrued Original Issue Discount (or interest if the Company has exercised its option provided for in paragraph 10 hereof) or Tax Original Issue Discount attributable to the period from the Issue Date (or, if the Company has exercised the option referred to in paragraph 10 hereof, the later of (x) the date of such exercise and (y) the date on which interest was last paid) through the Exchange Date and (except as provided above) accrued cash interest, if any, with respect to the exchanged Security shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Security being exchanged pursuant to the terms hereof; and the fair market value of such shares of Common Stock (together with any such cash payment in lieu of fractional shares) shall be treated as issued, to the extent thereof, first in exchange for the greater of Original Issue Discount (or interest, if the Company has exercised its option provided for in paragraph 10 hereof) or Tax Original Issue Discount accrued through the Exchange Date and any accrued cash interest, and the balance, if any, of such fair market value of such Common Stock (and any such cash payment) shall be treated as issued in exchange for the Issue Price of the Security being exchanged pursuant to the provisions hereof.

                  The Exchange Rate will be adjusted, in the manner provided in the Exchange Agreement, for dividends or distributions on Common Stock payable in Common Stock or other Capital Stock; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock for a period expiring within 60 days of the record date for such distribution at less than the Sale Price of the Common Stock at the Time of Determination; and distributions to such holders of assets or debt securities of Holdings or certain rights to purchase securities of Holdings (excluding certain cash dividends or distributions) and certain rights pursuant to shareholder rights plans. However, no adjustment need be made if Securityholders may participate in the transaction or in certain other cases. Holdings from time to time may voluntarily increase the Exchange Rate.

                  If Holdings is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, or upon certain distributions described in the Indenture, the right to exchange a Security into Common Stock may be changed into a right to exchange it into securities, cash or other assets of Holdings or another person.

                           (9)     Exchange Arrangement on Call for Redemption.

                  Any Securities called for redemption, unless surrendered for exchange before the close of business on the Redemption Date, may be deemed to be purchased from the Holders of such Securities at an amount not less than the Redemption Price, by one or more investment bankers or other purchasers who may agree with the Company to purchase such Securities from the Holders, to exchange them into Common Stock of Holdings and to make payment for such Securities to the Trustee in trust for such Holders.

                           (10)    Tax Event.

                  (a) From and after (i) the date of the occurrence of a Tax Event (the "TAX EVENT DATE") and (ii) the date the Company exercises the option provided for in this paragraph 10, whichever is later (the "OPTION EXERCISE DATE"), at the option of the Company, interest in lieu of future Original Issue Discount shall accrue at the rate of 7.25% per annum on a principal amount per Security (the "RESTATED PRINCIPAL AMOUNT") equal to the Issue Price plus Original Issue Discount accrued through the Option Exercise Date and shall be payable semiannually on January 30 and July 30 of each year (each an "INTEREST PAYMENT DATE") to holders of record at the close of business on January 15 or July 15 (each a "REGULAR RECORD DATE") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Option Exercise Date.

                  (b) Interest on any Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Security is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose. Each installment of interest on any Security shall be paid in same-day funds by transfer to an account maintained by the payee located inside the United States.

                           (11)     Defaulted Interest.

                  Except as otherwise specified with respect to the Securities, any Defaulted Interest on any Security shall forthwith cease to be payable to the registered Holder thereof on the relevant Regular Record Date or accrual date, as the case may be, by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company as provided for in Section 12.02 of the Indenture.

                           (12)     Denominations; Transfer; Exchange.

                  The Securities are in fully registered form, without coupons, in denominations of $1,000 of Principal Amount at Maturity and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture and the Exchange Agreement. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities in respect of which a Purchase Notice or Change of Control Purchase Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased) or any

Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.

                           (13)     Persons Deemed Owners.

                  The registered Holder of this Security may be treated as the owner of this Security for all purposes.

                           (14)     Unclaimed Money or Securities.

                  The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property laws. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

                           (15)     Amendment; Waiver.

                  Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture or Section 7.14 of the Exchange Agreement, to secure the Company's obligations under this Security or to add to the Company's covenants for the benefit of the Securityholders or to surrender any right or power conferred, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, or as necessary in connection with the registration of the Securities under the Securities Act or to make any change that does not adversely affect the rights of any Holders.

                           (16)     Defaults and Remedies.

                  Under the Indenture, Events of Default include (i) default in the payment of any interest when the same becomes due and payable or of interest which becomes due and payable upon exercise by the Company of its option provided for in paragraph 10 hereof which default in either case continues for 30 days; (ii) default in payment of the Principal Amount at Maturity (including Original Issue Discount and, if the Securities have been converted to semiannual coupon notes following a Tax Event, the Restated Principal Amount), Issue Price plus accrued Original Issue Discount or cash interest, Redemption Price, Purchase Price or Change of Control Purchase Price, as the case may be, in respect of the Securities when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration, when due for purchase by the Company or otherwise; (iii) failure by the Company or any Guarantor to comply with other agreements in the Securities, the Indenture or the Exchange Agreement (other than those referred to in (i) and (ii) above) and such failure continues for 60 days after receipt by the Company or any Guarantor of a Notice of Default; (iv) default under any Debt, whether such Debt now exists or is created later, which default results in such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, and the principal amount of all Debt so accelerated, together with all Debt due and payable but not paid prior to the end of any grace period, is $25,000,000 or more, and such acceleration has not been rescinded or annulled within a period of 30 days after receipt by the Company of a Notice of Default from the Trustee; provided, however, that if any such default shall be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred; (v) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture) and such condition shall have continued for a period of 30 days after written notice of such failure requiring the Guarantor and the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Securities then outstanding; and (vi) certain events of bankruptcy or insolvency. A Default under (iii) or (iv) above is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate Principal Amount at Maturity of the Securities at the time outstanding notify the Company, the Guarantors and the Trustee, of the Default and the Company or the Guarantor does not cure such Default (and such Default is not waived) within the time specified in (iii) or (iv) above after receipt of such notice. Any such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default". If an Event of Default occurs and is continuing, the Trustee, or the Holders of at least 25% in aggregate Principal Amount at Maturity of the Securities at the time outstanding, may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities becoming due and payable immediately upon the occurrence of such Events of Default.

                  Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of amounts specified in clause (i) or (ii) above) if it determines that withholding notice is in their interests.

                           (17)     Trustee Dealings with the Company.

                  Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

                           (18)     No Recourse Against Others.

                  A director, officer, employee, agent, representative, stockholder or equity holder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

                           (19)     Authentication.

                  This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Security.

                           (20)     Guarantees

                  The Company's obligations under the Securities are guaranteed on a senior unsecured basis, jointly and severally, by Holdings and each Person that becomes a Guarantor pursuant to the Exchange Agreement and by each person that becomes a Guarantor pursuant to the Indenture.

                           (21)     Abbreviations.

                  Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

                           (22)     GOVERNING LAW.

                  THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE, THE GUARANTEES AND THIS SECURITY.

                  The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

                  America West Airlines, Inc.
                  4000 East Sky Harbor Boulevard
                  Phoenix, Arizona 85304
                  Attention: Linda Mitchell, General Counsel
                  Facsimile: (480) 693-5155


              ASSIGNMENT FORM                                       EXCHANGE NOTICE
To assign this Security, fill in the form below:     To exchange this Security into Common
                                                     Stock of Holdings, check the box:

I or we assign and transfer this Security to

________________________________________________                   [ ]

                                                     To exchange only part of this Security,
(Insert assignee's soc. sec. or tax ID no.)          state the Principal Amount at Maturity to
                                                     be exchanged (which must be $1,000 or an
________________________________________________     integral multiple of $1,000):

________________________________________________     $________________________________

________________________________________________     If you want the stock certificate made out
(Print or type assignee's name, address and          in another person's name, fill in the form
zip code)                                            below:

and irrevocably appoint                              ____________________________________________
                                                     ____________________________________________
_____________________ agent to transfer               (Insert other person's soc. sec. or tax ID
this Security on the books of the Company.            no.)
The agent may substitute another to act .            ____________________________________________
for him
                                                     ____________________________________________

                                                     ____________________________________________

                                                     ____________________________________________
                                                     (Print or type other person's name, address
                                                     and zip code)

________________________________________________________________________________
Date: _____________________  Your
Signature:_____________________________________________
________________________________________________________________________________
(Sign exactly as your name appears on the other side of this Security)